Exhibit 10.8

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES UNDER THE
CIRCOR INTERNATIONAL, INC.
2019 STOCK OPTION AND INCENTIVE PLAN

Name of Awardee: Participant Name
Awardee Solium Number: XXXX
Target Number of Performance Based Restricted Stock Units: XXXX (the “Target Performance Based Award”)
Award Date: XXXX

Pursuant to the CIRCOR International, Inc. 2019 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) hereby grants to the Awardee named above, who is an officer, director or employee of the Company or any of its Subsidiaries, an award (the “Award”) of Performance Based Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth in this Performance-Based Restricted Stock Unit Agreement (the “Award Agreement”) and in the Plan. Except as specifically provided below, an RSU shall only be settled for Stock (as defined below) if it has been earned under paragraph 1 and has become vested as provided in either paragraph 2 or paragraph 4 below.

1.    Earned RSUs.

(a)    Subject to paragraph 1(d) below, one third of the Target Number of Performance Based RSUs may be earned during the XXXX fiscal year (“Tranche 1”), the twenty-four month period beginning on XXXX (“Tranche 2”) and the thirty-six month period beginning on XXXX (“Tranche 3”) (each, a “Tranche” and collective, the “Tranches”).

(b)    The number of RSUs earned during each Tranche shall be based fifty percent on the Company’s Adjusted Measurement Cash Flow (“Adjusted MCF”) and Adjusted Operating Margin (“Adjusted OM” or “AOM”) for the period of time corresponding to that Tranche.

(i)    “Adjusted Measurement Cash Flow” or “Adjusted MCF” with respect to a fiscal year is calculated by adding the Company’s cash provided by operating businesses less Corporate General and Administrative spend for that year. Specifically, Adjusted MCF excludes cash flows from income taxes, corporate special charges, and restructuring costs but includes interest expense.

(ii)    “Operating Margin” or “OM” with respect to a fiscal year is calculated by dividing the Company’s income from operations by the Company’s net sales for that year, where income from operations and net sales are each as set forth in the audited consolidated financial statements of the Company.

The Committee shall determine in its discretion Adjusted MCF and AOM based on MCF and OM, respectively after adjusting for events not considered in determining the initial performance targets. Such adjustments, include but are not limited to, restructuring and restructuring related charges; goodwill impairment charges, changes in the law or in accounting standards; the impact of significant acquisitions and divestitures of businesses; and other non-recurring financial statement impacts to net earnings from continuing operations, fixed assets and/or working capital disclosed in the Company’s audited consolidated financial statements, and notes thereto, in order to keep the financial statements from being misleading.

(c)    Subject to paragraph 4 below, the percentage of RSUs earned with respect to a Tranche based on Adjusted MCF and AOM shall be determined pursuant to the chart set forth in Exhibit A to this Award Agreement. For purposes of this paragraph 1(c), the “Performance Goals” for the Award shall be Adjusted MCF and AOM.

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(d)    Unearned RSUs for a Tranche due to not attaining performance at Threshold for a Performance Goal as set forth on Exhibit A (the “Below Threshold RSUs”) may be partially earned in the next following Tranche.  The number of Below Threshold RSUs earned based on performance during the next following Tranche shall be calculated based on the earned percentage for that Performance Goal earned during such next following Tranche, but in no event at more than 100% of Target as set forth in Exhibit A for that Performance Goal.  In addition, in the event that there are Below Threshold RSUs allocable to Tranche 1 and Tranche 2 with respect to a Performance Goal, such RSUs may be earned based on performance during Tranche 3, with the number of such Below Threshold RSUs being calculated based on the earned percentage for that Performance Goal during Tranche 3, but in no event at more than 100% of Target as set forth in Exhibit A for that Performance Goal.

2.    Vesting Schedule. Unless otherwise set forth in this Award Agreement, Tranche 1 shall vest on the last day of the XXXX fiscal year, Tranche 2 shall vest on XXXX and Tranche 3 shall vest on XXXX, in each case assuming the Awardee is employed on the relevant vesting date. RSUs vesting under this paragraph 2 shall be settled within sixty (60) days of the applicable vesting date. In the event of a Change in Control prior to the end of a Tranche, there shall be immediate vesting of that number of RSUs equaling the greater of (i) the portion of the Target Performance Based Award attributable to that Tranche and (ii) that amount that is determined by applying paragraph 1 above except that the period of time with respect to any such uncompleted Tranche shall be deemed to consist of those fiscal years or portions of fiscal years that have been completed most recently prior to the Change in Control. If a Change in Control occurs following the end of the last Tranche, there shall be immediate vesting of that number of earned RSUs determined in accordance with paragraph 1 above. RSUs that vested under this paragraph 2 shall be deemed to be earned under this Award Agreement, and shall be distributed as soon as reasonably practicable after a Change in Control except as provided under paragraph 6 below.

3.    Deferral of Award.

a)    Subject to paragraph 2 above (regarding vesting in connection with a Change in Control), each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the date on which such RSU becomes vested under this Agreement or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than four (4), beginning on the Award Date. Such deferral election shall be made within 30 days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form (attached hereto as Exhibit B). In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire vested Award that are eligible to be deferred under this paragraph 3; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire vested Award seven (7) years from the Award Date regardless of the fact that the Earned RSUs may have vested at differing times. If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable (but not later than sixty (60) days) after vesting of the RSUs.

b)    Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan, but in no event later than the end of the calendar year in which the Awardee earned a vested right to payment. The determination of the Committee as to such compliance shall be final and binding on Awardee.

c)    Until such time as shares of Stock have been issued to Awardee pursuant to paragraph 4 b) above, and except as set forth in paragraph d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

d)    Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon vesting of such RSUs, all dividend equivalents so accrued (without interest) with respect to Earned RSUs shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock

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underlying such RSUs shall be paid in cash to Awardee upon declaration of such dividends as if Awardee were the owner of the underlying shares of Stock. Notwithstanding the foregoing, no dividends or dividend equivalents shall be accrued or paid for RSUs that are not earned under paragraph 1 above.

4.    Termination of Employment or Other Business Relationship. If the Awardee's employment or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason except as otherwise set forth in this paragraph 4, Awardee’s right in any RSUs that are not vested, whether or not earned under paragraph 1 above, shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect.

a)Termination Due to Death. If the Awardee’s employment terminates by reason of the Awardee’s death, (excluding death by suicide), the outstanding Target Number of Performance-Based RSUs with respect to any Tranche that is not completed within 60 days of such termination of employment shall be deemed earned and vested as of the Awardee’s date of death and the Company, within 60 days following the effective date of such termination shall issue all outstanding shares of Stock with respect to such RSUs to Awardee’s designated beneficiary or, if there is no designated beneficiary, the Awardee’s estate executor. In the event, however, that within such 60 day period, a Tranche has been completed, then the number of Performance-Based RSUs to be settled with an issuance of Stock shall be based on the actual results for such Tranche as calculated in accordance with paragraph 1 and such distribution shall be made as soon as reasonably practicable after the end of such Tranche.

b)Termination Due to Disability. If the Awardee’s employment terminates by reason of the Awardee’s qualified disability, (an individual shall be considered disabled if such individual qualifies for receipt of long-term disability benefits under the long-term disability plan then in effect for the Company’s employees), the outstanding Target Number of Performance-Based RSUs with respect to any Tranche that is not completed within 60 days of such termination of employment shall be deemed earned and vested as of the date of such qualifying disability and the Company, within 60 days following the effective date of such termination, shall issue all outstanding shares of Stock with respect to such RSUs to Awardee or, if applicable, the Awardee’s guardian. In the event, however, that within such 60 day period, a Tranche has been completed, then the number of Performance-Based RSUs to be settled with the issuance of Stock shall be based on the actual results for such Tranche as calculated in accordance with paragraph 1 and such distribution shall be made as soon as reasonably practicable after the end of such Tranche.

c)Termination Due to Retirement. If the Awardee’s employment is terminated by reason of Retirement, Awardee will be entitled to that number of earned RSUs Awardee would have achieved under paragraph 1 with respect to each Tranche but for such Retirement, multiplied by a fraction (but not greater than 1) that is equal to the number of completed fiscal months that the Awardee was employed by the Company after the Award Date divided by the number of months in such Tranche. The shares underlying such RSUs will be distributed as contemplated under paragraph 2 above as if the Awardee remained employed with the Company; provided, however, that Stock shall not be issued with respect to any vested RSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections. For purposes of this Agreement, “Retirement” means that the Awardee has voluntarily terminated employment with the Company and its Subsidiaries after having completed at least five years of service (as determined under the Company’s 401(k) plan) and attained at least fifty-five (55) years of age and, prior to such employment termination, the Awardee has: (i) given the Company’s Chief Human Relations Officer (“CHRO”) or the Awardee’s immediate supervisor at least three months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of the intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or the Awardee’s immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them.

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d)Termination for Cause. If the Awardee’s employment terminates for Cause (as defined below), all unvested RSUs shall terminate immediately and be of no further force and effect. For purposes hereof, unless otherwise provided in an employment agreement between the Company and the Awardee, a termination of employment for “Cause” shall mean, the occurrence of one or more of the following: (i) the Awardee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Administrator (as defined by the Plan) in good faith in its sole discretion; (ii) the Awardee engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Administrator in good faith in its sole discretion; (iii) any material act or omission by the Awardee involving malfeasance or negligence in the performance of the Awardee’ s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within thirty (30) days after written notice from the Company of any such act or omission; (iv) failure by the Awardee to comply in any material respect with any written policies or directives of the Company as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within ten (10) days after written notice from the Company of such failure; or (v) material breach by the Awardee of any non-competition, non-solicitation, confidentiality or similar agreements between the Awardee and the Company as determined by the Administrator in good faith in its sole discretion.

e)Termination without Cause. If the Awardee’s employment is terminated by the Company without Cause and unless otherwise determined by the Administrator, any portion of this Award that is not vested by time of such termination shall terminate immediately and be of no further force and effect.

f) Termination of Employment by Awardee. If the Awardee terminates his or her employment, this Award shall terminate immediately upon notice by the Awardee of such termination and be of no further force and effect.

g)Discretionary Vesting Acceleration. The Administrator, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested RSUs at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Award Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. If so accelerated, such RSUs shall be considered as having vested as of the date specified by the Administrator.

h)Miscellaneous. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees.

5.     Clawback Provision. Anything in this Award Agreement to the contrary notwithstanding, the Awardee hereby acknowledges and agrees that any compensation payable under this Award Agreement is subject to any clawback policy of the Company currently in effect or adopted in the future providing for the recovery of erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement (“Restatement”) due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, and the Awardee hereby agrees to repay the Company to the extent required by such clawback policy of the Company. Unless otherwise determined by the Company, in the event that any such Restatement with respect to a period of time within a Tranche becomes necessary, the amount of the Award shall be reduced as required under the Company’s clawback policy as in effect from time to time and the Awardee shall be obligated to return to the Company (at Awardee’s option) either (i) that number of shares of stock issued on account of such RSUs that would not have been earned after giving effect to such Restatement, or (ii) cash equaling the number of such shares times the

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closing price of the Company’s common stock on the date immediately preceding the date such shares vested.

6.     Section 409A.

a)    RSUs under this Award that are not subject to a valid deferral election are generally intended to be exempt from Section 409A of the Code as short-term deferrals and, accordingly, the terms of this Award Agreement shall be construed to preserve such exemption. To the extent that RSUs granted under this Award Agreement are subject to the requirements of Section 409A, this Award Agreement shall be interpreted and administered in accordance with the intent that the Awardee not be subject to tax under Section 409A. Neither the Company nor any of its affiliates, shall be liable to any Awardee (or any other individual claiming a benefit through the Awardee) for any tax, interest, or penalties the Awardee might owe as a result of participation in the Plan, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect the Awardee from the obligation to pay any taxes pursuant to Section 409A of the Code.

b)    Anything in this Award Agreement to the contrary notwithstanding, (i) if at the time of the Awardee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Award Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death, (ii) no amount shall be paid immediately upon a Change in Control unless it also qualifies as either a “change in the effective control of a corporation”, a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under Treas. Reg. § 1.409A-3(i)(5)(v), and each Tranche of RSUs granted hereunder shall be treated as a separate payment for purposes of Section 409A of the Code.

7.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.    Transferability. This Award Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary or estate.

9.    Tax Withholding. For CIRCOR employees, the Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due or such higher amount as may be permitted by the directors from time to time. For CIRCOR directors, the gross number of shares will be distributed and the director will be required to make necessary tax payments.

10.    Non-Compete/Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor or if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company (whether as an employee or non-employee director), Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee,

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employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Awardee, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. In addition, Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee either (a) has had any management responsibility, (b) has otherwise provided regular services during his affiliation with Company, or (c) has had access to confidential or proprietary information; or (2) entice, solicit, request or advise any employee of the Company to leave the Company’s employment or to otherwise accept employment (or other affiliation) with any person, firm or business with which Awardee has an employment or consulting relationship. As used above, “Customers” mean all customers of any such business of the Company. Notwithstanding the provisions of this paragraph 10, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in this paragraph 10 are not enforceable, then the non-compete provisions of this paragraph 10 shall not apply; the non-solicitation provisions of this paragraph 10, however, shall continue to apply. In addition, in the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 10 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.

11.    Effect of Other Agreements. If Awardee is a party to any other agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Performance-Based Restricted Stock Unit Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.

12.    Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)    This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c)    Pursuant to the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee's rights under this Award Agreement without Awardee's consent.

CIRCOR INTERNATIONAL, INC.

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By:
Scott Buckhout
Title: President and CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
Date:
Name:    Awardee

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